Execution Version
Exhibit 10.1
Boardwalk Pipeline Partners
Unit Appreciation Rights and Cash Bonus Plan

Cash Bonus Grant Agreement

Grantee:    ____________________________
Grant Date:    __________________, 20_____

1.
Grant of Cash Bonus. Boardwalk Pipeline Partners, LP (the “Partnership”) hereby grants you a contingent Cash Bonus under the Boardwalk Pipeline Partners Unit Appreciation Rights and Cash Bonus Plan (as amended, restated, supplemented or otherwise modified from time to time, the “Plan”) in the amount of $[•] on the terms and conditions set forth herein and in the Plan. Capitalized terms used in this Cash Bonus Grant Agreement (this “Agreement”) but not defined herein shall have the meanings ascribed to such terms in the Plan, unless the context requires otherwise. By accepting this Agreement, you agree to be bound by all of the terms hereof.

2.
Regular Vesting Date. Except as otherwise provided in Paragraph 3 below, the Cash Bonus granted hereunder shall become fully vested on [•] (the “Regular Vesting Date”). The period beginning on the Grant Date and ending on the Regular Vesting Date is referred to herein as the “Vesting Period.”

3.	Events Occurring Prior to Regular Vesting Date.

(a)
Death or Disability. If your Termination of Employment occurs prior to the Regular Vesting Date and is due to your death or a disability that entitles you to benefits under a long-term disability plan of the Partnership or an Affiliate, then a prorated percentage (a “Prorated Percentage”) of the Cash Bonus will automatically become vested and payable on your Termination of Employment. Such vested Prorated Percentage shall equal AB, where “A” is the number of days in the period beginning on the Grant Date and ending on your Termination of Employment, and “B” is [insert the number of days in the Vesting Period]. The remaining percentage of the Cash Bonus that does not become vested as provided in the preceding sentence shall automatically be cancelled unpaid on your Termination of Employment.

(b)
Retirement. If your Termination of Employment occurs one or more years after the Grant Date and prior to the Regular Vesting Date and is due to your Retirement, then a Prorated Percentage of the Cash Bonus (as determined pursuant to Paragraph 3(a)) will automatically become vested on your Termination of Employment, subject to your compliance with the Noncompetition Restriction and the Nonsolicitation Restriction set forth below, but will not become payable prior to the Regular Vesting Date. The remaining percentage of the Cash Bonus that does not become vested as provided in the preceding sentence shall automatically be cancelled unpaid on your Termination of Employment. As used in this Paragraph 3(b):

(i)
“Retirement” means your Termination of Employment with the written consent of the Committee on or after reaching age 55 and having completed five or more years of continuous service with the Partnership and its Affiliates; provided, however, that you must file a written request for Retirement with the Committee at least 180 days prior to your desired retirement date, unless such 180-day period is waived in whole or in part by the Committee, in its sole discretion;

(ii)
“Noncompetition Restriction” means that, during the Vesting Period and without the written consent of the Committee, within the State of Texas or any other geographic area in which you provided material services or for which you had material responsibility during the final two years of your employment with the Partnership or any of its Affiliates, you do not, directly or indirectly, engage in, or provide services, with respect to, the business of providing transportation, storage, gathering and processing services for natural gas or natural gas liquids or any other business to which you provided material services or with respect to which you had material responsibility during the final two years of your employment with the Partnership or any of its Affiliates (the “Business”); and

(iii)
“Nonsolicitation Restriction” means, that during the Vesting Period, you do not, directly or indirectly, for yourself or any other person or entity, request or solicit in any manner, without the written consent of the Committee, any employee of the Partnership or any of its Affiliates with whom you had regular contact, or with whom you had a supervisory relationship (whether as a supervisor or supervisee) during the course of your employment with the Partnership or its Affiliate to terminate his or her employment with the Partnership or any of its Affiliates.

Unless provided otherwise in any written agreement with you, the Committee or its delegate shall have the sole discretion to determine whether your Termination of Employment is due to Retirement and whether you have violated the Noncompetition Restriction or Nonsolicitation Restriction, and its determination on such matters shall be final and binding for all purposes.
You expressly acknowledge and agree that this Agreement creates an additional incentive for you to help build the Partnership’s goodwill, that the Noncompetition Restriction and Nonsolicitation Restriction are reasonable in all respects and reasonably related to the Partnership’s legitimate business interests, including the protection of its confidential information and goodwill. Although you and the Partnership represent that the limitations as to time, geographic area, and scope of activity contained in the Noncompetition Restriction and Nonsolicitation Restriction are reasonable and enforceable as written, if this is judicially determined not to be the case, you and the Partnership specifically request that the limitations contained in this Agreement be reformed to the extent necessary to make the Noncompetition Restriction and Nonsolicitation Restriction enforceable.

(c)
Change of Control. If your Termination of Employment occurs prior to the Regular Vesting Date and within six months following a Change of Control and such Termination of Employment constitutes a Qualified Termination, then a Prorated Percentage (as determined in Paragraph 3(a)) of the Cash Bonus will automatically become vested and payable on your Termination of Employment. The remaining percentage of the Cash Bonus that does not become vested as provided in the preceding sentence shall automatically be cancelled unpaid on your Qualified Termination. As used in this Paragraph 3(c):

(i)
“Change of Control” means, and shall be deemed to have occurred upon, one or more of the following events: (A) any “person” or “group”, within the meaning of those terms as used in Sections 13(d) and 14(d)(2) of the Exchange Act, other than an Affiliate of the General Partner, becomes the beneficial owner, by way of merger, consolidation, recapitalization, reorganization or otherwise, of fifty percent (50%) or more of the voting power of the equity interests of the Partnership; (B) a Person other than Loews Corporation or an Affiliate of Loews Corporation becomes the General Partner; or (C) the sale or other disposition, including by liquidation or dissolution, of all or substantially all of the assets of the General Partner or the Partnership in one or more transactions to any Person other than an Affiliate of the General Partner or the Partnership; and

(ii)
“Qualified Termination” means a Termination of Employment either (A) by the Partnership or one of its Affiliates for any reason other than due to a material violation of the Partnership’s (or one of its Affiliate’s) code of conduct policy or (B) by you due to a material diminution in your duties and responsibilities in the aggregate following a Change of Control as compared to your duties and responsibilities immediately before such Change of Control.

(d)
Other Terminations. If your Termination of Employment occurs prior to the Regular Vesting Date for any reason other than as provided in Paragraph 3(a), 3(b) and 3(c) above, 100% of the Cash Bonus shall automatically be forfeited on your Termination of Employment without payment unless and to the extent such forfeiture is waived by the Committee in its sole discretion.

4.
Payments. On or as soon as reasonably practicable following the earlier of (i) the Regular Vesting Date or (ii) if applicable, your Termination of Employment under circumstances in which a Prorated Percentage of the Cash Bonus becomes vested prior to the Regular Vesting Date pursuant to Paragraph 3(a) or 3(c) (the earlier of the dates in clauses (i) and (ii) being the “Payment Date”), and in no event later than the 15th day following the Payment Date, the Partnership shall pay you an amount of cash equal to the vested portion of the Cash Bonus, less the amount of all taxes the Partnership is required to withhold from such payments. For the avoidance of doubt, if your Termination of Employment occurs under circumstances in which a Prorated Percentage of the Cash Bonus becomes vested prior to the Regular Vesting Date pursuant to Paragraph 3(b), the Payment Date for such Prorated Percentage of the Cash Bonus shall be the Regular Vesting Date.

5.
Limitations Upon Transfer. All rights under this Agreement shall belong to you alone and may not be transferred, assigned, pledged, or hypothecated by you in any way (whether by operation of law or otherwise), other than by will or the laws of descent and distribution and shall not be subject to execution, attachment, or similar process. Upon any attempt by you to transfer, assign, pledge, hypothecate, or otherwise dispose of such rights contrary to the provisions in this Agreement or the Plan, or upon the levy of any attachment or similar process upon such rights, such rights shall immediately become null and void.

6.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Partnership and upon any person lawfully claiming under you.

7.
Entire Agreement; Amendment. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Cash Bonus granted hereby. Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. The Committee may, in its sole discretion, amend this Agreement from time to time in any manner that is not inconsistent with the Plan; provided, however, that except as otherwise provided in the Plan or this Agreement, any such amendment that materially reduces your rights hereunder shall be effective only if it is in writing and signed by both you and an authorized officer of the Partnership.

8.
Plan Controls. In the event of any conflict between the terms of this Agreement and the Plan, which is incorporated herein by reference as a part of this Agreement, the terms of the Plan, including, without limitation, Section 9(b)(v) thereof, shall control.

9.	Governing Law. This grant shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

10.
No Right to Employment. Nothing in the adoption of the Plan, nor the grant of the Cash Bonus thereunder pursuant to this Agreement, shall confer upon you the right to continued employment by the Partnership or any of its Affiliates or affect in any way the right of the Partnership or any of its Affiliates to terminate your employment at any time. Unless otherwise provided in a written employment agreement or by applicable law, your employment by the Partnership and its Affiliates shall be on an at-will basis, and your employment relationship may be terminated at any time by either you or the Partnership or one of its Affiliates for any reason or for no reason whatsoever, with or without Cause or notice. Any question as to whether and when there has been a termination of your employment, and the cause of such termination, shall be determined by the Committee or its delegate, and its determination shall be final and binding for all purposes.

11.
Clawback. Notwithstanding any provision in this Agreement, the Grant Notice or the Plan to the contrary, to the extent required by (a) applicable law, including, without limitation, the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, any Securities and Exchange Commission rule or any applicable securities exchange listing standards and/or (b) any policy that may be adopted or amended by the Partnership from time to time, the Cash Bonus granted hereunder and any cash paid to you pursuant to the Cash Bonus shall be subject to forfeiture, repurchase, recoupment and/or cancellation to the extent necessary to comply with such law(s) and/or policy.

[Include in form for NEOs: To accept the Cash Bonus on the terms and conditions set forth in this Agreement and the Plan, please execute this Agreement in the space provided below and send a countersigned copy of this Agreement to [•] no later than [•], 2014. If [•] does not receive a countersigned copy of this Agreement on or before [•], 2014, the terms of this Agreement will expire and neither the Partnership nor any of its Affiliates will have any obligations hereunder. Should you have any questions, please contact [•] at [•].]
[Include in form for non-NEOs: If you disagree with any of the terms of this Agreement or choose not to accept the Cash Bonus granted hereunder, please contact [•] on or before the close of business on [•]. Otherwise, you will be deemed to have accepted the Cash Bonus on the terms and conditions set forth in this Agreement and the Plan.]

BOARDWALK PIPELINE PARTNERS, LP
By: BOARDWALK GP, LP, its general partner

By: BOARDWALK GP, LLC, its general partner

By:_________________________
Name____________________________________
Title ___________________________________

[AGREED AND ACCEPTED
this _____ day of ______________, 2014 by:

_______________________________________________
[Insert name of named executive officer]] 1

_____________________________________________
1 This signature block will only be included in the form of the agreement for named executive officers.